Exhibit 10.2

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

FOR

CLOUD PEAK ENERGY RESOURCES LLC

Cloud Peak Energy Resources LLC, a Delaware limited liability company (the “Company”),  hereby amends and restates its previously established  Deferred Compensation Plan (as amended, the “Plan”), effective as of April 1, 2016 (the “Effective Date”). The Plan was established for the purpose of attracting high quality executives and promoting in them increased efficiency and an interest in the successful operation of the Company.  The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I

TITLE AND DEFINITIONS

1.1                                          “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4, including the Deferral Account, and if applicable the Company Contribution Account.

1.2                                          “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.3                                          “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 6.1.

1.4                                          “Bonus(es)” shall mean amounts paid to the Participant by the Company annually in the form of discretionary or incentive compensation or any other bonus designated by the Committee before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.5                                          “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.6                                          “Committee” shall mean the person or persons appointed by the Sole Managing Member to administer the Plan in accordance with Article 7.

1.7                                          “Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.2.

1.8                                          “Company Contribution Account” shall mean the Account maintained for the benefit of the Eligible Executive which is credited with Company Contributions, if any, pursuant to Section 4.2.

1.9                                          “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1(a).

1.10                                   “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.3 of the Plan.

1.11                                   “Deferral Account” shall mean the Account maintained for each Participant which is credited with Participant deferrals pursuant to Section 4.1

1.12                                   “Director” shall mean a non-employee member of the Sole Managing Member’s Board of Directors eligible to participate in the Plan.

1.13                                   “Director Retainer Fee” shall mean the monthly fee paid to a Director for serving on the Sole Managing Member’s Board of Directors; and shall be the sole amount of compensation eligible for deferral to the Plan.

1.14                                   “Disability” shall mean (consistent with the requirements of Section 409A) that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.

1.15                                   “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.

1.16                                   “Eligible Executive” shall mean a highly compensated or management level employee of the Company, or the Company’s parent, subsidiaries or affiliates, selected by the Committee to be eligible to participate in the Plan.

1.17                                   “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.18                                   “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in IRC Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but shall in all events correspond to the meaning of the term “unforseeable emergency” under Code Section 409A(a)(2)(v)).

1.19                                   “Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.3 of the Plan.

1.20                                   “Hardship Distribution” shall mean an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 5.7 to a Participant who has suffered a Financial Hardship.

1.21                                   “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month, as determined by the Committee.

1.23                                   “Participant” shall mean any Eligible Executive or (as of the Effective Date) Director who becomes a Participant in this Plan in accordance with Article 2.

1.24                                   “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (1) voluntary deferrals of his/her Compensation, (2) the investment Funds which shall act as the basis for crediting of interest on Account balances, and (3) the form and timing of distributions from Accounts.  Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.25                                   “Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence.  Unless otherwise specified, the Payment Date for specified employees (as defined in Code Section 409A) shall be the first business day of the seventh (7th) month commencing after the event triggering the payout occurs, and thirty (30) days after the event triggering payout occurs for all other participants. Subsequent installments shall be made in February of each succeeding Plan Year.  In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death.  The Payment Date of a Scheduled Distribution shall be February of the Plan Year in which the distribution is scheduled to commence.  Payment Date for Participants who are not specified employees will be no later than 60 days after death or retirement if February of the next Plan Year is not elected. Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof as reasonably determined by the Committee.

1.26                                   “Plan Year” shall mean the calendar year.

1.27                                   “Retirement” shall mean Termination of Service after having attained age 55 and completed at least 10 Years of Service. Effective for Company Contributions and Participant deferrals of Compensation on and after January 1, 2014, “Retirement” means Termination of Service after having attained age 55 and completed at least 10 Years of Service, or having attained age 65 irrespective of Years of Service.

1.28                                   “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Account, including notional earnings thereon, as provided under Section 5.6.

1.29                                   “Sole Managing Member” shall mean Cloud Peak Energy Inc., or such other Manager of the Company appointed in accordance with the terms of the Company’s limited liability company agreement, as amended from time to time.

1.27                                   “Termination of Service” shall mean the date of the cessation of the Participant’s provision of services to the Company or the Company’s parent, subsidiaries or affiliates as defined under Code Section 409A for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement, death or Disability.

1.30                                   “Years of Service” shall mean the cumulative years of continuous full-time employment with the Company or the Company’s parent, subsidiaries or affiliates (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Company (or the Company’s parent, subsidiaries or affiliates), and counting each anniversary thereof. If the Participant completed five or more years of service and terminates employment with the Company, then is rehired at a future date, the participant will have his/her previous years of service added to an adjusted service date based on rehire date.  Years of service with a predecessor employer will count for purposes of determining a Participant’s Years of Service to the extent approved by the Committee.

ARTICLE II

PARTICIPATION

An Eligible Executive or Director shall become a Participant in the Plan by completing and submitting to the Committee the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, within 30 days after the date the Eligible Executive first becomes eligible and notified to participate in the Plan, and thereafter during the enrollment period established by the Committee prior to the beginning of each Plan Year in which the Participant remains eligible to participate in the Plan.

ARTICLE III

CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1                                          Elections to Defer Compensation.

(a)                                 Form of Elections.  A Participant may only elect to defer Compensation attributable to services provided after the time an election is made.  Elections shall take the form of a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Committee) of:

(1)                                 up to 80% of Base Salary,

(2)                                 up to 100% of Bonuses

(3)                                 An amount of Base Salary equivalent to the amount of any excess contributions distributed from the Cloud Peak Energy 401(k) Plan by reason of the Actual Deferral Percentage Test or Actual Contribution Percentage Test or otherwise.  Such deferrals will be deferred from Base Salary payable immediately following any excess contribution distribution.

(4)                                 100% of Director Retainer Fees.

(b)                                 Duration of Compensation Deferral Election.  A Participant’s initial election to defer Compensation shall be made during the enrollment period established by the Committee prior to the date of the Participant’s commencement of participation in the Plan and shall apply only to Compensation for services performed after such deferral election is processed.  A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year.  In the absence of an affirmative election by the Participant, the deferral election for the prior Plan Year will not continue for future Plan Years.  After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable except in the event of Financial Hardship.

(c)                                  Deferral of 401(k) Excess Contributions.  Notwithstanding anything in the Plan to the contrary, the Committee may administer deferrals equivalent to excess 401(k) contributions (as described in item (3) above) as an automatic deferral, where an election to defer such amounts is by default presumed to have been made.  The Committee may permit the Participant to elect not to defer such amount, provided such election not to defer is made prior to the beginning of the Plan Year in which such an excess contribution distribution may occur, and provided that if the Participant does not opt out, the election to defer will become irrevocable at the close of the enrollment period.

3.2                                          Company Contributions.

(a)                                 Discretionary Company Contributions.  The Company shall have the discretion to make Company Contributions to the Plan at any time on behalf of any Eligible Executive.  Company Contributions shall be made in the complete and sole discretion of the Company and no Eligible Executive shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Eligible Executives.

(b)                                 Company Matching Contributions. The Company shall make Matching Contributions on behalf of the Eligible Executive equal to the Matching Contribution provided in the Cloud Peak Energy 401(k) Plan for each Plan Year in which the Eligible Executive makes a deferral under this Plan.

(c)                                  Company Profit Sharing Contributions.  The Company shall have the discretion to make Profit Sharing Contributions on behalf of an Eligible Executive who is a Participant, in an amount equal to the profit sharing contribution the Eligible Executive was prevented from receiving in the Cloud Peak Energy 401(k) Plan due to Internal Revenue Code limits on the amount of the contribution or the compensation that maybe taken into account, subject to any conditions or rules as established by the Committee.

3.3                                          Investment Elections.

(a)                                 Participant Designation. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Deferral Account(s) and Company Contribution Account(s) shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account.  The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section.  All contributions made by or for a Participant in any Plan Year will be invested in the same Fund or Funds.  A Participant may change the designation made under this Section at least monthly by filing a revised election, on a Participant Election provided by the Committee.

(b)                                 Investment Funds. Prior to the beginning of each Plan Year, the Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds.  If an investment selection is not made the Participant will default to a Money Market fund. The Interest Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.  The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts.  The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

3.4                                          Distribution Elections.

(a)                                 Participant Election.  Prior to the beginning of any calendar year (or later, if permitted by Code Section 409A and applicable guidance), a Participant may designate the time and form of distribution of benefits under the Plan by choosing among the alternatives permitted by the Plan, according to policies and procedures established by the Committee.

(b)                                 Default Distribution Elections.  Prior to the Effective Date, all Participants made affirmative elections with respect to the time and form of payment for their benefits under the Plan. After the Effective Date, if a Participant fails for any reason to timely designate the time and form of distribution of benefits under the Plan, then such amount will be distributed in a lump sum at Termination of Service.

(c)                                    Modification of Election.  A new distribution election may be made with respect to deferrals for any Plan Year after the Participant’s first distribution election is made.  However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A.  Except as expressly provided in the Plan or as allowed by Code Section 409A and applicable guidance, no acceleration of a distribution is permitted.  A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:

(1)                    the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2)                    in the case of payments made on account of Termination of Service or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3)                    in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment and only one change shall be allowed to be made by a Participant with respect to form of benefits to be received by such Participant upon Retirement.  Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee, and shall comply with all requirement of Code Section 409A and applicable authorities.

ARTICLE IV

ACCOUNTS

4.1                                          Deferral Accounts.  The Committee shall establish and maintain a Deferral Account for each Participant for each Plan Year in which the Participant participates under the Plan.  Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.  A Participant’s Deferral Account shall be credited as follows:

(a)                                 As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund;

(b)                                 Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.3(b); and

4.2                                          Company Contribution Account.  The Committee shall establish and maintain a Company Contribution Account for each Eligible Executive under the Plan. Each Eligible Executive’s Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the investment Fund elected by the Eligible Executive pursuant to Section 3.3(a).  An Eligible Executive’s Company Contribution Account shall be credited as follows:

(a)                                 As soon as reasonably possible after a Company Contribution is made, the Company shall credit the Fund Subaccounts of the Eligible Executive’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Eligible Executive, that is, the proportion of the Company Contributions, if any, which the Eligible Executive has elected to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund.  ; and

(b)                                 Each business day, each Fund Subaccount of an Eligible Executive’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.3(b).

4.3                                          Trust.  The Company shall be responsible for the payment of all benefits under the Plan.  At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.4                                          Statement of Accounts.  The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each calendar quarter.

4.5                                          Vesting of Accounts.  The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Accounts and Company Contributions Account, except to the extent that the Company designates a vesting schedule or condition with respect to a Discretionary Company Contribution.

ARTICLE V

DISTRIBUTIONS

5.1                                          Section not used.

5.2                                          Small Benefit Exception. Notwithstanding any other provision of the Plan to the contrary, if on commencement of benefits payable from an Account the Distributable Amount from such Account is less than or equal to the applicable dollar amount under Internal Revenue Code Section 402(g)(l )(B), the total Distributable Amount from such Account shall be paid in a lump sum in cash on the scheduled Payment Date.

5.3                                          Termination Distributions.  Except as provided in Section 5.6, in the event of a Participant’s Termination of Service other than by reason of Retirement, death or Disability, the Distributable Amount credited to the Participant Accounts shall be paid in a lump sum in cash on the Payment Date following Termination of Service.

5.4                                          Retirement or Disability Distributions. Except as provided in Section 5.6, in the event of a Participant’s Retirement or Disability, the Distributable Amount credited to the Participant’s Accounts shall be paid to the Participant in cash on the Payment Date following the Participant’s Retirement or date of Disability unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.4 to receive substantially equal annual installments over up to fifteen (15) years.

5.5                                          Death Benefits.

(a)                                Prior to Commencement of Benefits. In the event that the Participant dies prior to commencement of benefit payable from an Account, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the Distributable Amount of such Account in a lump sum in cash on the Payment Date following the Participant’s death.

(b)                                After Commencement of Benefits. In the event that the Participant dies after commencement of benefits payable from an Account, benefits from such Account shall continue to be paid to the Participant’s Beneficiary at the same time and in the same form as they would have been paid to the Participant had the Participant not died.

5.6                                          Scheduled Distributions.

(a)                                 Scheduled Distribution Election. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount, including earnings thereon, on the date specified by the Participant Election. A Participant’s Scheduled Distribution commencement date shall be no earlier than two (2) years from the last day of the Plan Year in which the contributions are credited to the Participant’s Account. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.4.

(b)                                 Small Benefit Exception. If on commencement of benefits payable by reason of a Schedule Distribution the total balance of the Scheduled Distributions is less than or equal to the applicable dollar amount under Internal Revenue Code Section 402(g)(l)(B), the Scheduled Distribution shall be paid in the form of a single lump sum distribution on the scheduled commencement date.

(c)                                  Termination of Service. In the event of a Participant’s Termination of Service prior to commencement of a Scheduled Distribution, the Participant’s Scheduled Distribution election shall be disregarded and the Participant’s Account will instead be paid in the form applicable to such Termination of Service under Section 5.2, 5.3 or 5.4 above (provided, however, that prior to January 1, 2014, a Participant’s Scheduled Distribution Election will be applied even in the event that the Participant has a Termination of Service prior to commencement of the Scheduled Distribution, but only if the Participant has five years of service or more as of the date of Termination of Service). In the event of a Participant’s Termination of Service for any reason after a Scheduled Distribution has commenced installment payments, such Scheduled Distribution benefits shall continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Participant not terminated service.

5.7                                          Hardship Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to compliance with Code Section 409A the Committee may, at the request of the Participant or Beneficiary, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

(a)                                 The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b)                                 The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c)                                  The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

(d)                                 Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to Treasury Regulations promulgated under Code Section 409A the Committee may at the request of the Participant, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

5.9                               Specified Employees. In the case of any Participant who is a specified employee within the meaning of Code Section 409A as of the date of a separation from service, payments due as of the Participant’s separation from service may not be made before the date that is six months after the date of separation from service (or, if earlier, the date of the Participant’s death.

ARTICLE VI

PAYEE DESIGNATIONS AND LIMITATIONS

6.1                                          Beneficiaries.

(a)                                 Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  The Beneficiary designation shall be effective when it is submitted to and received by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b)                                 Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

6.2                                          Payments to Minors.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform

Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

6.3                                          Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

6.4                                          Inability to Locate Payee.  In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the scheduled Payment Date, the amount allocated to the Participant’s Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VII

ADMINISTRATION

7.1                                          Committee.  The Plan shall be administered by a Committee appointed by the Sole Managing Member, which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

7.2                                          Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

7.3                                          Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents.  The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE VIII

MISCELLANEOUS

8.1                                          Amendment or Termination of Plan.  The Company may, at any time, direct the Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances.  If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination.  Notwithstanding the forgoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or “effective control” of the Company or a “change in ownership of a substantial portion of assets” or under such other terms and conditions as may be specifically authorized under Code Section 409A and applicable authorities.

8.2                                          Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

8.3                                          Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

8.4                                          Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan.  The Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.5                                          Protective Provisions.  The Participant shall cooperate with the Company by furnishing any and all information requested by the Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee may deem necessary and taking such other actions as may be requested by the Committee.  If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan.  In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Committee.

8.6                                          Receipt or Release.  Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Company.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7                                          Errors in Account Statements, Deferrals or Distributions.  In the event an error is made in an Account statement, such error shall be corrected as soon as administratively practicable following the date such error is discovered.  In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under IRC Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant.  In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under IRC Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with IRC Section 409A) to recoup the amount of such overpayment(s).

8.8                                          Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.

8.9                                          Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

8.10                                   Notice.  Any notice or filing required or permitted to be given to the Company or the Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

8.11                                   Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.12                                   Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

8.13                                   Governing Law.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Delaware.

8.14                                   Binding Arbitration.  Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association.  Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.  The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.  The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Sole Managing Member of the Company has approved the amended and restated Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative effective as of the 1st day of April, 2016.

CLOUD PEAK ENERGY RESOURCES LLC

By:	/s/ Cary W. Martin
Name:	Cary W. Martin
Title:	SVP – Human Resources